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                            VARIABLE ANNUITY ACCOUNT
                        INDEX 500 SEGREGATED SUB-ACCOUNT
                            PERFORMANCE CALCULATIONS

TOTAL RETURN CALCULATIONS

Total return is the percentage change between the offering price of one accumulation unit at the beginning of a period and the redeemable value of that accumulation unit at the end of a period. A data base file is kept and updated monthly with respect to accumulation unit values. From this data base file, total return can be calculated for any specified number of periods since the segregated sub-account's date of beginning operations. For periods prior to the date of this Prospectus the quotations will be based on the assumption that the contracts described herein were available when the underlying Portfolio first commenced operations.

CUMULATIVE TOTAL RETURN

Cumulative total return is based on an initial $1,000 investment made on June 1, 1987. Using the accumulation unit value information attached, the cumulative total return for Adjustable Income Annuity Contract without consideration of the sales charge at December 31, 1999 is as follows:

Cumulative       =   (Ending Redeemable Value - Initial Amount Invested) * 100
                     ---------------------------------------------------
Total Return                        Initial Amount Invested

Immediate Variable Annuity Contracts - Without Sales Charge

                    (2,584.10 - 1,000.00) * 100 = 158.41%
                    ---------------------
                          1,000.00

Average Annual Total Return

In accordance with the SEC, average annual total return (T) allocates equal value amount each period (N) by comparing the initial amount invested (P) to the ending redeemable value (ERV). The formula prescribed by the SEC is as follows:

                                   N
                          P[(1 + T) ] = ERV

Average Annual Total Return for the period from January 1, 1999 to December 31, 1999 for Adjustable Income Annuity Contract (with and without consideration of the sales charge) is as follows:

IMMEDIATE VARIABLE ANNUITY CONTRACT - INCLUDING SALES CHARGE

                                 1
             $1,000.00 [1 + .1378 ] = $1,137.80  T = 13.78

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IMMEDIATE VARIABLE ANNUITY CONTRACT - WITHOUT SALES CHARGE

                                   1
             $1,000.00 [(1 + .1914) ] = $1,191.40  T = 19.14

The following information is used in the total return calculations:

                                                   Accumulation
                    Date                            Unit Value
                    ----                            ----------
                  06/01/87                           .3818008
                  01/01/99                          1.877946
                  12/31/99                          2.237388